EX-99.(M)(4)

Exhibit (m)(4)

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
AMENDMENT TO RETAIL CLASS DISTRIBUTION (12B-1) PLAN

          AMENDMENT dated March 31, 2006 to the Distribution (12b-1) Plan dated February 1, 2006 (the “Plan”), adopted by TIAA-CREF Institutional Mutual Funds (the “Trust”), on behalf the Retail Class of its series, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

          WHEREAS, the Trust has established six new series that will offer Retail Class shares and six new Retail Classes of existing series (collectively, the “Funds”), and would like the Plan to apply to the Retail Class of these Funds;

          NOW, THEREFORE, the Plan is amended as follows:

1. The Plan shall be amended by replacing the existing Schedule A with the schedule attached hereto.

          IN WITNESS WHEREOF, the Trust has caused this Amendment to be executed in its name and on its behalf by and through its duly authorized officer on the day and year first above written.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

_____________________________
By:
Title:

Schedule A

Maximum Distribution Fee (expressed as an annual
Name of Fund	rate of the average daily net assets of each Fund)

Large-Cap Value Fund	0.25%

Mid-Cap Value Fund	0.25%

Mid-Cap Growth Fund	0.25%

Small-Cap Equity Fund	0.25%

Real Estate Securities Fund	0.25%

Inflation-Linked Bond Fund	0.25%

International Equity Fund	0.25%

Growth & Income Fund	0.25%

Social Choice Equity Fund	0.25%

Equity Index Fund	0.25%

Bond Fund	0.25%

Money Market Fund	0.25%

Large-Cap Growth Fund	0.25%

High-Yield Fund II	0.25%

Bond Plus Fund II	0.25%

Short-Term Bond Fund II	0.25%

Tax-Exempt Bond Fund II	0.25%

Managed Allocation Fund II	0.25%